CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 111 to the Registration Statement on Form N-1A (the "Registration Statement") of Investment Trust comprised of Classic Growth Fund, of our report dated December 10, 1999, on the financial statements and financial highlights appearing in the October 31, 1999 Annual Report to the Shareholders of Classic Growth Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 28, 2000